Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-160881) pertaining to Expedia Retirement Savings Plan of our report dated June 11, 2010, with respect to the financial statements and supplemental schedule of the Expedia Retirement Savings Plan as of December 31, 2009 and for the year then ended, included in this annual report on Form 11-K.

/s/ Moss Adams LLP

Seattle, Washington

June 11, 2010